Exhibit 10.5

Momentive Global Inc.

OUTSIDE DIRECTOR COMPENSATION POLICY

(Adopted on August 29, 2018, effective upon the effectiveness of the registration statement relating to the Company’s initial public offering the “Registration Statement”;

Most recently amended on August 22, 2019)

Momentive Global Inc. (the “Company”) believes that the granting of equity and cash compensation to its members of the Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain and reward Directors who are not employees of the Company (the “Outside Directors”).  This Outside Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding cash compensation and grants of equity to its Outside Directors.   Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given such term in the Company’s 2018 Equity Incentive Plan (the “Plan”).  Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the equity and cash payments such Outside Director receives under this Policy.

1.	Cash Compensation

Annual Cash Retainer

Each Outside Director will be paid an annual cash retainer of $30,000.  There are no per‑meeting attendance fees for attending Board meetings.

Chair / Committee Membership Annual Cash Retainer

Each Outside Director who serves as chair of the Board or chair or member of a committee of the Board will be paid additional annual fees as follows:

Chair of the Board:	$12,000
Chair of Audit Committee:	$20,000
Member of Audit Committee (other than the Chair of the Audit Committee):	$8,000
Chair of Nominating and Governance Committee:	$7,500
Member of Nominating and Governance Committee (other than the Chair of the Nominating and Governance Committee):	$3,500
Chair of Compensation Committee:	$10,000
Member of Compensation Committee (other than the Chair of the Compensation Committee):	$5,000

Each annual cash retainer and additional annual fee will be paid quarterly in arrears on a prorated basis.

The Board in its discretion may change and otherwise revise the terms of the cash compensation granted under this Policy, including, without limitation, the amount of cash compensation to be paid, on or after the date the Board determines to make any such change or revision.

2.	Equity Compensation

Outside Directors will be entitled to receive all types of Awards (except Incentive Stock Options) under the Plan (or the applicable equity plan in place at the time of grant), including discretionary Awards not covered under this Policy.  All grants of Awards to Outside Directors pursuant to Section 2 of this Policy (each, a “Policy Grant”) will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:

a.

Initial Grant.  Each individual who first becomes an Outside Director following the effective date of the Registration Statement will be granted an award consisting of a Nonstatutory Stock Option (“NSO”) and Restricted Stock Units (“RSUs”) (together, an “Initial Grant”) with a combined Value of $320,000, provided that the number of Shares covered by the Initial Grant shall be rounded down to the nearest whole Share, on the date of the first Board or Compensation Committee meeting occurring on or after the date on which such individual first becomes an Outside Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy. The allocation of Value between the NSO and RSUs subject to the Initial Grant shall be determined in accordance with the Methodology as defined below.

b.

Annual Grant.  Each Outside Director will be automatically granted a NSO and RSUs (together, an “Annual Grant”) with a combined Value of $160,000, provided that the number of Shares covered by the Annual Grant shall be rounded down to the nearest whole Share, once each calendar year. The allocation of Value between the NSO and RSUs subject to the Annual Grant shall be determined in accordance with the Methodology as defined below.

c.

Value.  For purposes of this Policy, “Value” means, the grant date fair value of the Initial Grant or Annual Grant, as determined using the same methodology the Board or Compensation Committee uses to determine the grant date fair value of equity awards to the Company’s executive officers (the “Methodology”). Pursuant to the Methodology, the value of an RSU shall be determined by using the average closing price of the Company’s common stock over a period of time prior to the date of grant not to exceed 120 days, with such period of time to be determined by the Board or Compensation Committee, and the value of an NSO shall be determined by using a ratio of NSOs to RSUs, with such ratio to be determined by the Board or Compensation Committee, not to exceed 4:1.

d.

No Discretion.  No person will have any discretion to select which Outside Directors will be granted an Initial Grant or Annual Grant under this Policy or to determine the number of Shares to be covered by such Initial Grant or Annual Grant, as applicable (except as provided in Sections 5 and 8 below).

e.	Terms. The terms and conditions of each Policy Grant will be as follows:
i.	The term of each NSO granted pursuant to this Policy will be ten years subject to earlier termination as provided in the Plan.
ii.	Each NSO granted pursuant to this Policy will have an exercise price per Share equal to one hundred percent (100%) of the Fair Market Value per Share on the grant date.
iii.

Subject to Section 14 of the Plan, (x) the NSO that is part of the Initial Grant will be scheduled to vest and, if applicable, become exercisable, as to one twelfth (1/12th) of the Shares subject to the NSO-portion of the Initial Grant on a quarterly basis, if on such dates the Outside Director has remained in continuous service as a Director; and (y) the RSUs that are part of the Initial Grant will be scheduled to vest as to one twelfth (1/12th) of the RSUs on a quarterly basis, if on such dates the Outside Director has remained in continuous service as a Director.

iv.

Subject to Section 14 of the Plan, (x) each NSO that is part of an Annual Grant will be scheduled to vest and, if applicable, become exercisable, as to one quarter (1/4th) of the Shares subject to the NSO-portion of such Annual Grant on a quarterly basis, if on such dates the Outside Director has remained in continuous service as a Director; and (y) the RSUs that are part of an Annual Grant will be scheduled to vest as to one quarter (1/4th) of the RSUs on a quarterly basis, if on such dates the Outside Director has remained in continuous service as a Director.

v.	Each Policy Grant will fully vest and become exercisable if the Company experiences a Change in Control; provided that the Outside Director continues to serve as a Director through such date.
vi.

Policy Grants granted on or after January 1, 2020 will fully vest and become exercisable if the Outside Director’s continuous service as a Director is terminated due to the Outside Director’s death or Disability.

3.	Travel Expenses

Each Outside Director’s reasonable, customary and documented travel expenses to Board meetings will be reimbursed by the Company.

4.	Additional Provisions

All provisions of the Plan not inconsistent with this Policy will apply to Awards granted to Outside Directors.

5.	Adjustments

In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Policy, will adjust the number of Shares issuable pursuant to Awards granted under this Policy.

6.	Limitations

No Outside Director may be issued, in any Fiscal Year, cash payments (including the fees under Section 1 above) with a value greater than $200,000, provided that such limit shall be $300,000 with respect to any Outside Director who serves in the capacity of Chair of the Board, Lead Outside Director and/or Audit Committee Chair at any time during the Fiscal Year.  No Outside Director may be granted, in any Fiscal Year, Awards with a grant date fair value (determined in accordance with the Methodology) of greater than $750,000, increased to $1,000,000 in the Fiscal Year of his or her initial service as an Outside Director.  Any Awards or other compensation granted to an individual for his or her services as an Employee, or for his or her services as a Consultant other than an Outside Director, will be excluded for purposes of the limitations under this Section 6.

7.	Section 409A

In no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (a) the fifteenth (15th) day of the third (3rd) month following the end of the Company’s fiscal year in which the compensation is earned or expenses are incurred, as applicable, or (b) the fifteenth (15th) day of the third (3rd) month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and guidance thereunder, as may be amended from time to time (together, “Section 409A”).  It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply.  In no event will the Company reimburse an Outside Director for any taxes imposed or other costs incurred as a result of Section 409A.

8.	Revisions

The Board or any Committee designated by the Board may amend, alter, suspend or terminate this Policy at any time and for any reason.  No amendment, alteration, suspension or termination of this Policy will materially impair the rights of an Outside Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed between the Outside Director and the Company.  Termination of this Policy will not affect the Board’s or the Compensation Committee’s ability to exercise the powers granted to it under the Plan with respect to Awards granted under the Plan pursuant to this Policy prior to the date of such termination.